As filed with the Securities and Exchange Commission on November 16, 1999

                                                    Registration No. 333-

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                 URS CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                     94-1381538
   (State of Incorporation)                (I.R.S. Employer Identification No.)

                                  ----------

                        100 California Street, Suite 500
                             San Francisco, CA 94111
                    (Address of principal executive offices)

                                   ----------

                          Employee Stock Purchase Plan
                           1999 Equity Incentive Plan
                            (Full title of the plans)

                                Kent P. Ainsworth
               Executive Vice President, Chief Financial Officer,
                   Principal Accounting Officer and Secretary

                                   ----------

                                 URS Corporation
                        100 California Street, Suite 500
                             San Francisco, CA 94111
                                 (415) 774-2700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ----------

                                   Copies to:
                            Samuel M. Livermore, Esq.
                              Erin A. Sawyer, Esq.
                               Cooley Godward LLP
                         One Maritime Plaza, 20th Floor
                             San Francisco, CA 94111
                                 (415) 693-2000

                                   ----------

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                            Proposed Maximum           Proposed Maximum
    Title of Securities                                         Offering                   Aggregate                 Amount of
     to be Registered         Amount to be Registered      Price per Share (1)        Offering Price (1)          Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value        6,900,000 shares            $19.97-$21.44               $139,110,120               $38,673
      $.01 per share
====================================================================================================================================

(1) Estimated  solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the
Securities  Act of 1933, as amended (the "Act").  The offering  price per share and aggregate  offering price are based upon (a) the weighted  avarage  exercise  price for shares  subject to  outstanding  options  granted under URS  Corporation's  ("Registrant"  or
"Company")  1999 Equity  Incentive  Plan (the  "Incentive  Plan")  pursuant to Rule 457(h)  under the Act) or (b) the average of the reported high and low prices of the Common Shares on the New York Stock  Exchange on  November 9, 1999, for (i) shares  reserved for future grant  pursuant to the  Incentive  Plan and (ii) shares  issuable  pursuant to the  Company's  Employee  Stock  Purchase Plan
(pursuant to Rule 457(c) under the Act). The following chart illustrates the calculation of the registration fee:



-----------------------------------------------------------------------------------------------------

 Title of Securities to be      Amount to be         Offering Price Per
        Registered               Registered                Share            Aggregate Offering Price
-----------------------------------------------------------------------------------------------------
Shares of Common Stock            896,000             $  21.44(1)(a)               $ 19,210,240
issuable pursuant to
outstanding options under
the 1999 Equity Incentive
Plan
-----------------------------------------------------------------------------------------------------
Shares of Common Stock          3,604,000             $  19.97(1)(b)               $ 71,971,880
reserved for grant under
the 1999 Equity Incentive
Plan
-----------------------------------------------------------------------------------------------------
Shares of Common Stock          2,400,000             $  19.97(1)(b)               $ 47,928,000
reserved for issuance
under the Employee Stock
Purchase Plan
-----------------------------------------------------------------------------------------------------
Proposed Maximum Aggregate
Offering Price                                                                     $139,110,120
-----------------------------------------------------------------------------------------------------
Registration Fee                                                                   $     38,673
-----------------------------------------------------------------------------------------------------


                                                                 2.



                                                           URS CORPORATION

                                                   FORM S-3 REGISTRATION STATEMENT

             CROSS REFERENCE SHEET REQUIRED BY ITEM 501 OF REGULATION S-K FOR THE RESALE PROSPECTUS CONSTITUTING PART I HEREIN

------------------------------------------------------------ ------------------------------------------------------------------
Item Number and Description in Part I of Form S-3            Caption in Prospectus
------------------------------------------------------------ ------------------------------------------------------------------
1.       Forepart of the Registration Statement and          Outside Front Cover Page
         Outside Front Cover Page of Prospectus
------------------------------------------------------------ ------------------------------------------------------------------
2.       Inside Front and Outside Back Cover Pages of        Prospectus Summary; Where You Can Find More Information; Table
         Prospectus                                          of Contents
------------------------------------------------------------ ------------------------------------------------------------------
3.       Summary Information                                 Not applicable
------------------------------------------------------------ ------------------------------------------------------------------
         Risk Factors                                        Risk Factors
------------------------------------------------------------ ------------------------------------------------------------------
         Ratio of Earnings to Fixed Charges                  Not Applicable
------------------------------------------------------------ ------------------------------------------------------------------
4.       Use of Proceeds                                     Use of Proceeds
------------------------------------------------------------ ------------------------------------------------------------------
5.       Determination of Offering Price                     Not Applicable
------------------------------------------------------------ ------------------------------------------------------------------
6.       Dilution                                            Not Applicable
------------------------------------------------------------ ------------------------------------------------------------------
7.       Selling Security Holders                            Selling Stockholders
------------------------------------------------------------ ------------------------------------------------------------------
8.       Plan of Distribution                                Plan of Distribution; Outside Front Cover Page
------------------------------------------------------------ ------------------------------------------------------------------
9.       Description of Securities to be Registered          Not Applicable
------------------------------------------------------------ ------------------------------------------------------------------
10.      Interests of Named Experts and Counsel              Legal Matters
------------------------------------------------------------ ------------------------------------------------------------------
11.      Material Changes                                    Not Applicable
------------------------------------------------------------ ------------------------------------------------------------------
12.      Incorporation of Certain Information by Reference   Where You Can Find More Information
------------------------------------------------------------ ------------------------------------------------------------------
13.      Disclosure of Commission Position on                Not Applicable
         Indemnification for Securities Act Liabilities
------------------------------------------------------------ ------------------------------------------------------------------


                                                                 3.

                                     PART I

                                   PROSPECTUS

                                 URS CORPORATION

                                1,741,718 Shares

                                  Common Stock

The Selling Stockholders:  The   selling   stockholders   identified   in   this
                           prospectus may sell up to 1,741,748 shares of our common stock held by them and also issued to them upon the exercise of certain stock options. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

Offering Price:            The  selling  stockholders  may  sell the  shares  of
                           common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how they may sell their shares in the section titled "Plan of Distribution" on page
                           14.

Trading Market:            Our  common  stock is  listed  on the New York  Stock
                           Exchange  and the Pacific  Exchange  under the symbol
                           "URS." On November 12, 1999, the closing sale price of our common stock, as reported on the New York
                           Stock Exchange, was $21.56.

Risks: Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6.

         No underwriter is being utilized in connection with this offering. We will bear the costs of registering the shares to be sold by the selling stockholders under the Securities Act.

         The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is November 16, 1999


                                       4.

                               PROSPECTUS SUMMARY

         The following is a summary of our business. You should carefully read the section entitled "Risk Factors" in this prospectus, our Annual Report on Form 10-K for the year ended October 31, 1998, as amended on Form 10K-A, filed August 4, 1999 and our Quarterly Reports on Forms 10-Q for the quarters ended January 31, 1999, April 30, 1999 and July 31, 1999 for more information on our business and the risks involved in investing in our stock.

         In addition to the historical information contained in this prospectus, this prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans" and similar expressions. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors" beginning on page 6 of this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our Annual Report contain a discussion of some of the factors that could contribute to those differences.

                                 URS CORPORATION

Overview

         We are a leading engineering services firm with clients that include local, state, and federal government agencies, as well as private clients in a broad range of industries. We are a Delaware corporation incorporated in 1957. We have approximately 15,000 employees, and we conduct business through approximately 325 offices including offices located in the United States, Europe, and the Asia/Pacific region. Our corporate offices are located at 100 California Street, Suite 500, San Francisco, California 94111-4529, and our telephone number is (415) 774-2700.

Dames & Moore Acquisition

         On May 5, 1999, we entered into a merger agreement with Dames & Moore, and on May 11, 1999, we commenced a tender offer for all of its outstanding common stock. On June 9, 1999, we purchased 96% of Dames & Moore's common stock in accordance with our tender offer. On June 24, 1999, we acquired the remaining 4% of Dames & Moore's common stock that we did not previously own by merging one of our wholly-owned subsidiaries into Dames & Moore.


                                       5.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We may not be able to integrate Dames & Moore successfully and achieve anticipated cost savings and other benefits from the Dames & Moore acquisition

         We will only achieve the efficiencies, cost reductions and other benefits that we expect to result from the Dames & Moore acquisition if we can successfully integrate each company's administrative, finance, technical and marketing organizations, and implement appropriate operations, financial and management systems and controls. In addition, Dames & Moore is in the process of integrating the diverse operations that it recently acquired.

         The integration of Dames & Moore, including Dames & Moore's recently acquired businesses, into our operations will involve a number of risks, including:

         o the possible diversion of our management's attention from other business concerns;

         o the potential inability to successfully pursue some or all of the anticipated revenue opportunities associated with the Dames & Moore acquisition;

         o the possible loss of Dames & Moore's or our key professional employees;

         o        the  potential   inability  to   successfully   replicate  our
                  operating efficiencies in Dames & Moore's operations;

         o        insufficient    management   resources   to   accomplish   the
                  integration;

         o        our  increased   complexity  and  diversity  compared  to  our
                  operations prior to the Dames & Moore acquisition;

         o the possible negative reaction of clients to the Dames & Moore acquisition; and

         o        unanticipated problems or legal liabilities.

         The occurrence of any of the above events, as well as any other difficulties which may be encountered in the transition and integration process, could have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes

         We are a highly leveraged company. As of July 31, 1999, we had approximately $680 million of outstanding indebtedness following consummation of the Dames & Moore acquisition and the related financing plan. This level of indebtedness could have important consequences for you, including the following:




                                       6.

         o        it may limit our  ability  to borrow  money or sell  stock for
                  working   capital,   capital   expenditures,    debt   service
                  requirements or other purposes;

         o it may limit our flexibility in planning for, or reacting to, changes in our business;

         o        we  could  be  more   highly   leveraged   than  some  of  our
                  competitors, which may place us at a competitive disadvantage;

         o it may make us more vulnerable to a downturn in our business or the economy;

         o debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes; and

         o a substantial portion of our cash flow from operations could be dedicated to the repayment of our indebtedness and would not be available for other purposes.

To service our indebtedness we will require a significant amount of cash. The ability to generate cash depends on many factors beyond our control

         Our ability to make payments on our indebtedness depends on our ability to generate cash in the future. If we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing or sell assets. This may make it more difficult for us to obtain financing on terms that are acceptable to us, or at all. Without this financing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances.

         Our senior secured credit facility limits our ability to sell assets and also restricts the use of proceeds from any such sale. Moreover, the senior secured credit facility is secured by substantially all of our assets. We cannot assure you that our assets could be sold quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations on the notes. Furthermore, a substantial portion of our assets are, and may continue to be, intangible assets. Therefore, it may be difficult for us to pay you in the event of an acceleration of the notes.

Restrictive covenants in our senior secured credit facility and the indenture relating to the notes may restrict our ability to pursue business strategies

         The indenture relating to the notes and our senior secured credit facility restrict our ability, among other things, to:

         o        incur additional indebtedness or contingent obligations;

         o        pay dividends or make distributions to our stockholders;

         o        repurchase or redeem our stock;

         o        make investments;

         o        grant liens;

         o        make capital expenditures;

         o        enter into transactions with our stockholders and affiliates;


                                       7.

         o        sell assets; and

         o acquire the assets of, or merge or consolidate with, other companies.

         In addition, our senior secured credit facility requires us to maintain financial ratios. We may not be able to maintain these ratios. Additionally, covenants in the senior secured credit facility may impair our ability to finance future operations or capital needs or to engage in other favorable business activities.

         If we default under our senior secured credit facility, we could be prohibited from making any payments on the notes. In addition, the senior secured credit facility lenders could require immediate repayment of the entire principal. If the senior secured credit facility lenders require immediate repayment, we will not be able to repay them and also repay the notes in full.

We will derive approximately half of our revenues from contracts with government agencies. Any disruption in government funding or in our relationship with those agencies could adversely affect our business and our ability to meet our debt obligations

         We will derive approximately half of our revenues from local, state and federal government agencies. The demand for our services will be directly related to the level of government program funding that is allocated to rebuild and expand the nation's infrastructure. We believe that the success and further development of our business depends upon the continued funding of these government programs and upon our ability to participate in these government programs. We cannot assure you that governments will have the available resources to fund these programs, that these programs will continue to be funded even if governments have available financial resources, or that we will continue to win government contracts under these or other programs.

         Some of these government contracts are subject to renewal or extension annually, so we cannot assure you of our continued work under these contracts in the future. Unsuccessful bidders may protest or challenge the award of these contracts. In addition, government agencies can terminate these contracts at their convenience. Consequently, we may incur costs in connection with the termination of these contracts. Also, contracts with government agencies are subject to substantial regulation and an audit of actual costs incurred. Consequently, there may be a downward adjustment in our revenues if actual recoverable costs exceed billed recoverable costs.

We may be unable to estimate accurately our cost in performing services for our clients. This may cause us to have low profit margins or incur losses

         We will submit proposals on projects with an estimate of the costs we will likely incur. To the extent we cannot control overhead, general and administrative and other costs, or underestimate such costs, we may have low profit margins or may incur losses.

We are subject to risks from changes in environmental legislation, regulation and governmental policies

         Our professional services involve the planning, design and program and construction management of waste management and pollution control facilities. Federal laws, such as the Resource Conservation and Recovery Act of 1976, as amended, and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, "CERCLA," and various state and local laws, strictly regulate the handling, removal, treatment and transportation of toxic and hazardous substances and impose liability for environmental contamination caused by such substances. Moreover, so-called "toxic tort" litigation has increased markedly in recent years as people injured by hazardous substances seek recovery for personal injuries or property damage. While, in the past we did not directly handle,



                                       8.

remove, treat or transport toxic or hazardous substances, Dames & Moore has performed these activities. Consequently, we may be exposed to claims for damages caused by environmental contamination.

         Federal and state laws, regulations, and programs related to environmental issues will generate, either directly or indirectly, much of our environmental business. Accordingly, a reduction of these laws and regulations, or changes in governmental policies regarding the funding, implementation or enforcement of these programs, could have a material effect on our business. Environmental laws, regulations and enforcement policies remained essentially unchanged during fiscal year 1998, including further deferral of congressional reauthorization of CERCLA. The outlook for congressional action on CERCLA legislation in fiscal year 1999 remains unclear.

Our liability for damages due to legal proceedings may be significant. Our insurance may not be adequate to cover this risk

         Various legal proceedings are pending against us alleging breaches of contract or negligence in connection with our performance of professional services. In some actions punitive or treble damages are sought which substantially exceed our insurance coverage. If we sustain damages greater than our insurance coverage, there could be a material adverse effect on our business, financial condition and results of operations.

         Our engineering practices, including general engineering and civil engineering services, involve professional judgments about the nature of soil conditions and other physical conditions, including the extent to which toxic and hazardous materials are present, and about the probable effect of procedures to mitigate problems or otherwise affect those conditions. If the judgments and the recommendations based upon those judgments are incorrect, we may be liable for resulting damages that our clients incur.

The failure to attract and retain key professional personnel could adversely affect our business

         The ability to attract, retain and expand our staff of qualified technical professionals will be an important factor in determining our future success. A shortage of qualified technical professionals currently exists in the engineering and design industry. The market for these professionals is competitive, and we cannot assure you that we will be successful in our efforts to continue to attract and retain such professionals. In addition, we will rely heavily upon the experience and ability of our senior executive staff and the loss of a significant number of such individuals could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to compete successfully in our industry. This could adversely affect our business and our ability to satisfy our obligations under the notes

         We will be engaged in highly fragmented and very competitive markets in our service areas. We will compete with firms of various sizes, several of which are substantially larger than us and which possess greater technical resources. Furthermore, the engineering and design industry is undergoing consolidation, particularly in the United States. As a result, we will compete against several larger companies which have the ability to offer more diverse services to a wider client base. These competitive forces could have a material adverse effect on our business, financial condition and results of operations.

Our international operations will be subject to a number of risks that could adversely affect the results from these operations and our overall business

         As a worldwide provider of engineering services, we will have operations in over 40 countries and, on a pro forma basis for the fiscal year-end 1998, have derived approximately 10% of our revenues from international operations. International business is subject to the customary risks associated with international transactions, including political risks, local laws and taxes, the potential imposition of trade



                                       9.

or currency exchange restrictions, tariff increases and difficulties or delays in collecting accounts receivable. Weak foreign economies and/or a weakening of foreign currencies against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

Additional acquisitions may adversely affect our ability to manage our business

         Historically, we have completed numerous acquisitions and, in implementing our business strategy, we may continue to do so in the future. We cannot assure you that we will identify, finance and complete additional suitable acquisitions on acceptable terms. We may not successfully integrate future acquisitions. Any acquisitions may require substantial attention from our management, which may limit the amount of time that management can devote to day-to-day operations. Also, future acquisitions could have an adverse effect on us. Our inability to find additional attractive acquisition candidates or to effectively manage the integration of any businesses acquired in the future could adversely affect our business, financial condition and results of operations.

Year 2000 computer problems may adversely affect our business

         Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in the computer shutting down or performing incorrect computations. As a result, before December 31, 1999, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements.

         We are engaged in an ongoing process of addressing our exposure to the Year 2000. Business disruption is the main area in which the Year 2000 may affect our business operations. We may be unable to receive payments from clients or supplies from vendors on a timely basis. Reliability of our internal information systems such as accounting systems and the physical operation of elevator, telephone, security and other office infrastructure systems could be adversely affected.

         We will also depend on third parties to resolve the Year 2000 issue. We are unable to project with complete certainty that those third parties will successfully resolve their Year 2000 problems. If our plan to address the Year 2000 issue is not successfully or timely implemented, we may need to devote more resources to the process and additional costs may be incurred, which could have a material adverse effect on our business, financial condition and results of operations. No one can accurately predict the severity, duration or financial consequences of the Year 2000 related failures. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Year 2000 Issues."


                                      10.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         o Annual Report on Form 10-K for the year ended October 31, 1998, as amended on Form 10K-A, filed August 4, 1999;

         o        Quarterly  Report on Form 10-Q for the quarter  ended  January
                  31, 1999;

         o Quarterly Report on Form 10-Q for the quarter ended April 30, 1999, as amended on Form 10Q-A, filed August 4, 1999;

         o Quarterly Report on Form 10-Q for the quarter ended July 31, 1999;

         o Current Report on Form 8-K, filed May 7, 1999 and amended on Form 8-K/A, filed June 22, 1999;

         o Current Report on Form 8-K, filed July 1, 1999 and amended on Form 8-K/A, filed August 4, 1999;

         o Registration Statement on Form S-4, filed August 4, 1999, as amended on Form S-4/A, filed August 18, 1999; and

         o        Definitive   Proxy   Statement   for  a  Special   Meeting  of
                  Stockholders, filed September 7, 1999.


                                      11.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                       URS Corporation
                       100 California Street, Suite 500
                       San Francisco, CA  94111
                       (415) 774-2700

         This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.


                                      12.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the common stock, as of November 10, 1999, by each of the selling stockholders. As of September 30, 1999, there were 15,925,328 shares of Common Stock outstanding.

         The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

         Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934, provided that all shares subject to options held by the selling stockholders as of the date of this Prospectus are shown. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable.

         Selling Stockholder           Number of Shares    Shares Being Offered
                                      Beneficially Owned
                                              (1)

Martin M. Koffel (2) (3)...........       984,019                984,019
Irwin L Rosenstein (2) (3) (4).....       192,114                192,114
Kent P. Ainsworth (2)..............       295,800                295,800
Susan B. Kilgannon(2)..............        15,643                 15,643
Joseph Masters (2).................        55,401                 55,401
Jean-Yves Perez (2) (3)............       173,741                173,741
Wayne Somrak.......................        25,000                 25,000
-------------
(1) Shares shown in this column include shares of common stock currently owned, shares of common stock issuable pursuant to presently exercisable options and shares of common stock issuable pursuant to options which are exercisable after the date of this Prospectus.

(2) Either currently holds or has, within the past three years, held a management position with URS or its subsidiaries.

(3)  Currently a member of our Board of Directors.

(4)  Includes 500 shares jointly owned with Lillian Rosenstein.


                                      13.

                              PLAN OF DISTRIBUTION

         The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. As used in this prospectus, "selling stockholders" includes donees, pledgees, transferees and other successors in interest selling shares received from a selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer. Upon URS being notified by a selling stockholder that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, a supplement to this prospectus will be filed. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

         o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the New York Stock Exchange and the Pacific Exchange;

         o        in the over-the-counter market;

         o        in private transactions;

         o        through options;

         o        by pledge to secure debts and other obligations; or

         o        a combination of any of the above transactions.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in the sale of shares of common stock described in this prospectus against certain liabilities, including liabilities arising under the Securities Act of 1933.

         Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares they hold. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling stockholder and any other


                                      14.

person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         All expenses of this registration, estimated at approximately $55,000, will be paid by us. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A of URS Corporation for the year ended October 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                      15.

         We have not  authorized  any dealer,
sales  person  or  other  person  to give any
information  or to make  any  representations
other than those contained in this prospectus
or any  prospectus  supplement.  You must not
rely on any  unauthorized  information.  This
prospectus   is  not  an   offer   of   these
securities in any state where an offer is not permitted. The information in this prospectus is current as of November 16, 1999. You should not assume that this prospectus is accurate as of any other date.

                                                       1,741,718 SHARES

                                                          COMMON STOCK

                                                           PROSPECTUS

                                                        URS CORPORATION

                                                       November 16, 1999

TABLE OF CONTENTS

PAGE

Prospectus Summary............................ 5
Risk Factors.................................. 6
Use of Proceeds...............................11
Where You Can Find More Information...........11
Selling Stockholders..........................13
Plan of Distribution..........................14
Experts.......................................15


                                       16.

                                     PART II

Item 3.           Incorporation of Documents by Reference

         The  following   documents  are   incorporated  by  reference  in  this
Registration Statement:

         (a) The Registrant's last Annual Report on Form 10-K for the year ended October 31, 1998, as amended on Form 10K-A, filed August 4, 1999;

         (b) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since October 31, 1998;

         (c) The contents of the Registration Statements of Form S-8 Nos. 333-48791 and 333-48793, each filed with the Securities & Exchange Commission on March 27, 1998 and the contents of the Registration Statements on Form S-8 Nos. 33-41047, 33-61230 and 333-24063 filed with the Securities & Exchange Commission on June 7, 1991, April 1, 1993, March 31, 1995 and March 27, 1997, respectively, are incorporated by reference herein.

Item 6.           Indemnification of Officers and Directors.

         As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) to the fullest extent permitted by the Delaware General Corporation Law, the Registrant is required to advance all expenses incurred by its directors and executive officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Registrant may not retroactively amend the Bylaws provisions relating to indemnity.

         The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 8. Exhibits and Financial Statement Schedules.

         Exhibit
         Number   Description of Document
         ------   -----------------------
         5.1      Opinion of Cooley Godward LLP.
         23.1     Consent of Independent Public Accountants.
         23.2     Consent of Cooley  Godward LLP  (reference  is made to Exhibit
                  5.1).
         24.1     Power of Attorney. Reference is made to the signature page.
         99       Employee  Stock  Purchase  Plan  (filed  as  Exhibit  A to our
                  definitive   proxy   statement  for  our  Special  Meeting  of
                  Stockholders, filed with the SEC on September 7, 1999 and incorporated herein by reference).


                                      17.

         99.1 1999 Equity Incentive Plan (filed as Exhibit B to our definitive proxy statement for our Special Meeting of Stockholders, filed with the SEC on September 7, 1999 and incorporated herein by reference).

Item 9.           Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.


                                      18.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 16th day of November, 1999.

                                         URS CORPORATION

                                         By:  /s/ Kent P. Ainsworth
                                            -----------------------------------
                                            KENT P. AINSWORTH,
                                            EXECUTIVE VICE PRESIDENT, CHIEF
                                            FINANCIAL OFFICER, PRINCIPAL
                                            ACCOUNTING OFFICER AND SECRETARY


                                                          POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE  PRESENTS,  that each person whose  signature  appears  below  constitutes  and appoints  Kent P.
Ainsworth and Joseph  Masters,  or either of them, each with the power of  substitution,  his or her  attorney-in-fact,  to sign any amendments to this  Registration  Statement  (including  post-effective  amendments),  with exhibits  thereto and other documents in connection  therewith,  with the  Securities  and  Exchange  Commission,  hereby  ratifying  and  confirming  all that  each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended,  this Registration  Statement has been signed below by the following persons in the capacities and on the dates indicated.

---------------------------------------- -------------------------------------- --------------------------------------
         Signature                                Title                                  Date
---------------------------------------- -------------------------------------- --------------------------------------
                                         Chairman of the Board, Chief                     November 16, 1999
                                         Executive Officer, President and
/s/ Martin M. Koffel                     Director (Principal Executive
-----------------------------            Officer)
Martin M. Koffel
---------------------------------------- -------------------------------------- --------------------------------------
                                         Executive Vice President, Chief                  November 16, 1999
                                         Financial Officer, Principal
                                         Accounting Officer and Secretary
/s/ Kent P. Ainsworth                    (Principal Financial and Accounting
-----------------------------            Officer)
Kent P. Ainsworth
---------------------------------------- -------------------------------------- --------------------------------------
                                         Vice Chairman of the Board                       November 16, 1999
/s/ Richard C. Blum
-----------------------------
Richard C. Blum
---------------------------------------- -------------------------------------- --------------------------------------
                                         Director                                         November 16, 1999
/s/ Armen Der Marderosian
-----------------------------
Armen Der Marderosian
---------------------------------------- -------------------------------------- --------------------------------------
                                         Director                                         November 16, 1999
/s/ Adm. S. Robert Foley, Jr.
-----------------------------
Adm. S. Robert Foley, Jr. (USN) Ret.
---------------------------------------- -------------------------------------- --------------------------------------
                                         Director                                         November 16, 1999

                                                          19.

/s/ Marie L. Knowles
-----------------------------
Marie L. Knowles
---------------------------------------- -------------------------------------- --------------------------------------
                                                  Director                                November 16, 1999

/s/ Richard B. Madden
-----------------------------
Richard B. Madden
---------------------------------------- -------------------------------------- --------------------------------------
                                                  Director                                November 16, 1999

/s/ Jean-Yves Perez
-----------------------------
Jean-Yves Perez
---------------------------------------- -------------------------------------- --------------------------------------
                                                  Director                                November 16, 1999

/s/ Richard Q. Praeger
-----------------------------
Richard Q. Praeger
---------------------------------------- -------------------------------------- --------------------------------------
                                                  Director                                November 16, 1999
/s/ Irwin L. Rosenstein
-----------------------------
Irwin L. Rosenstein
---------------------------------------- -------------------------------------- --------------------------------------
                                                  Director                                November 16, 1999
/s/ William D. Walsh
-----------------------------
William D. Walsh
---------------------------------------- -------------------------------------- --------------------------------------


                                                     20.

                                  EXHIBIT INDEX
Exhibit
Number        Description of Document

5.1           Opinion of Cooley Godward LLP.

23.1          Consent of Independent Public Accountants.

23.2          Consent of Cooley Godward LLP (reference is made to Exhibit 5.1).

24.1          Power of Attorney. Reference is made to the signature page.

99 Employee Stock Purchase Plan (filed as Exhibit A to our definitive proxy statement for a Special Meeting of Stockholders, filed on September 7, 1999 and incorporated herein by reference).

99.1 1999 Equity Incentive Plan (filed as Exhibit B to our definitive proxy statement for a Special Meeting of Stockholders, filed on September 7, 1999 and incorporated herein by reference).